UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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RECRO PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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490 Lapp Road

Malvern, PA 19355

2016 ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 24, 2016

April 12, 2016

Dear Shareholder:

We are pleased to invite you to attend Recro Pharma Inc.’s 2016 Annual Meeting of Shareholders, or Annual Meeting, which will be held at 9:00 a.m., Eastern Time, on Tuesday, May 24, 2016, at the offices of Hogan Lovells US LLP, located at 1835 Market Street, 29th Floor, Philadelphia, PA 19103.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of 2016 Annual Meeting of Shareholders and 2016 Annual Meeting Proxy Statement, or Proxy Statement. Other than the proposals described in the Proxy Statement, the Board of Directors is not aware of any other matters to be presented for a vote at the Annual Meeting.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2015 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2015 Annual Report on Form 10-K. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our shareholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Information about voting methods is set forth in the accompanying Notice of 2016 Annual Meeting of Shareholders and Proxy Statement.

On behalf of Recro Pharma, Inc., I thank you for your ongoing interest and investment in our company. We are committed to acting in your best interests. If you have any questions with respect to voting, please call our Chief Accounting Officer, Donna Nichols, at (484) 395-2419.

Sincerely,

Wayne Weisman	Gerri Henwood
Chairman of the Board	President and Chief Executive Officer

THIS PROXY STATEMENT AND ENCLOSED PROXY CARD ARE

FIRST BEING MADE AVAILABLE ON OR ABOUT APRIL 12, 2016.

Recro Pharma, Inc.

490 Lapp Road, Malvern, PA 19355

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m., Eastern Time, on Tuesday, May 24, 2016

PLACE	Hogan Lovells US LLP 1835 Market Street, 29th Floor Philadelphia, PA 19103

ITEMS OF BUSINESS	(1) To elect three nominees to our Board of Directors to serve as Class II directors until the 2019 Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

(3) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a shareholder of record of our common stock at the close of business on March 31, 2016.

PROXY VOTING	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the information on pages 1-6 of the Proxy Statement, the Notice of Internet Availability of Proxy Materials or the voting instructions on the proxy card.

By Order of the Board of Directors

Randall Mack Corporate Secretary

* * *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, May 24, 2016

Each of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is available at www.proxyvote.com. If you would like to receive, without charge, a paper copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, please send your request to Chief Accounting Officer, Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355.

2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

490 Lapp Road

Malvern, PA 19355

2016 ANNUAL MEETING PROXY STATEMENT

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors, or the Board, of Recro Pharma, Inc. for the 2016 Annual Meeting of Shareholders, or Annual Meeting, and for any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, May 24, 2016, at 9:00 a.m., Eastern Time, at the offices of Hogan Lovells US LLP, located at 1835 Market Street, Philadelphia, PA 19103. In this Proxy Statement, “we,” “us,” “our,” “Recro” and the “Company” refer to Recro Pharma, Inc.

This Proxy Statement is being made available to you because you own shares of our common stock, par value $0.01 per share, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. The Proxy Statement describes the matters we would like you to vote on and provides information on those matters.

On or about April 12, 2016, we intend to mail a one-page notice of internet availability, including instructions on how to access our Proxy Statement, our 2015 Annual Report on Form 10-K, the attached Notice of Annual Meeting and the enclosed proxy card, to all shareholders entitled to vote at the Annual Meeting.

ANNUAL MEETING INFORMATION

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

(1)	elect three nominees to our Board of Directors to serve as Class II directors until the 2019 Annual Meeting of Shareholders;

(2)	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year; and

(3)	transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Other than these proposals, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

All of our shareholders may attend the Annual Meeting. However, only shareholders who owned our common stock at the close of business on March 31, 2016, the record date for the Annual Meeting, or the Record Date, or their duly appointed proxies, are entitled to vote at the Annual Meeting.

Many shareholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•	Shareholder of Record — If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., or Broadridge, you are considered the shareholder of record of those shares.

•	Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you follow the procedures of your broker, trustee or nominee for obtaining a legal proxy. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

How many votes do I have?

You have one vote for each share of common stock you own as of the Record Date.

What are the Board’s recommendations?

The Board recommends a vote:

1.	FOR the election of the three director nominees to serve as Class II directors until the 2019 Annual Meeting of the Shareholders; and

2.	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year.

If you grant a proxy and any additional matters are properly presented for a vote at the Annual Meeting, either of the persons named as proxy holders, Gerri Henwood and Donna Nichols, will have the discretion to vote your shares.

How many votes must be present to hold the Annual Meeting?

We will have a quorum, and will be able to conduct the business of the Annual Meeting, if the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting. As of the Record Date, there were 9,318,255 shares of our common stock outstanding, representing the same number of votes. The presence of the holders of at least 4,659,128 shares of our common stock will be required to establish a quorum. Both abstentions and broker non-votes, if any, are counted as present for determining the presence of a quorum. For more information regarding the treatment of abstentions and broker non-votes, see “What vote is required for each proposal and how are abstentions and broker non-votes treated?”

What vote is required for each proposal and how are abstentions and broker non-votes treated?

The vote required for each proposal is detailed in the table below. An ‘‘abstention’’ occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter or attending the meeting and electing not to vote or failing to cast a ballot. A “broker non-vote” occurs when a broker has not received voting instructions from the beneficial owner and the broker does not have discretionary authority to vote the shares because the proposal is non-routine. Brokers do not have discretionary authority to vote on the election of directors. Accordingly, brokers who do not receive instructions from the beneficial owner will be entitled to vote on the ratification of KPMG LLP’s appointment as our independent registered public accounting firm for the 2016 fiscal year, but not on the election of directors. Broker non-votes and abstentions, if any, will be treated as follows with respect to votes on each of the proposals:

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 — Election of Directors	Plurality of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm for the 2016 Year	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes	Yes

How do I vote?

If you hold shares of common stock directly as the shareholder of record, you may vote by granting a proxy or, if you hold shares in street name, by submitting voting instructions to your broker, trustee, or nominee. You may vote in person, over the Internet, by telephone or, if you have a paper copy of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

•	Vote By Internet: If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 23, 2016, by visiting the website provided on the Notice of Internet Availability of Proxy Materials, or Notice, or voting instruction card. If you vote by using the Internet, you do not need to return your proxy card or voting instruction card.

•	Vote By Telephone: If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 23, 2016. The telephone number is printed on the Notice or voting instruction card. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

•	Vote By Mail: If you are a beneficial owner of shares held in street name, you may complete and mail the voting instruction card forwarded to you by your broker, bank, trustee or nominee. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by completing, signing and dating your proxy card and returning it to the Company in the enclosed postage-paid envelope prior to the Annual Meeting on May 24, 2016. A properly completed and returned proxy card will be voted as you instruct, unless you subsequently revoke your instructions.

•	Vote In Person: If you are a record holder or a beneficial owner of shares held in street name who has received a legal proxy, plans to attend the Annual Meeting and wishes to vote your shares in person, we will give you a ballot at the meeting.

If you are a beneficial owner of shares held in street name, your brokerage firm is the record holder of your shares but is required to vote your shares in accordance with your instructions. In order to do so, you will need to follow the instructions for voting provided by your broker.

What should I bring to the Annual Meeting if I attend in person?

Proof of ownership of our common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in street name and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the voting instruction card mailed to you by your bank or broker or other proof of ownership (or the equivalent proof of ownership as of the close of business on the Record Date of the shareholder who granted you the proxy) with you to the Annual Meeting. Registration will begin at 8:30 a.m., Eastern Time. Please allow ample time for check-in. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

May I change my vote?

You may change your proxy instructions or revoke your proxy at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by: (a) delivering a written notice of revocation to the Secretary of the Company or the Secretary’s designated agent bearing a later date than the proxy being revoked, (b) signing and delivering a later dated written proxy relating to the same shares, or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). For shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

What happens if I do not provide instructions as to how to vote?

If you are a shareholder of record and you sign and return your proxy card without giving specific voting instructions on your proxy card then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine proposals only, and in all other cases your shares will be treated as a broker non-vote. For more information regarding the treatment of abstentions and broker non-votes, see “What vote is required for each proposal and how are abstentions and broker non-votes treated?”

Where can I obtain the list of shareholders entitled to vote?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting, between the hours of 8:30 a.m. and 5:00 p.m., Eastern Time, at our principal executive offices at 490 Lapp Road, Malvern, PA 19355. Please contact our Corporate Secretary if you wish to review the list of shareholders at our principal executive offices.

Who pays the cost of solicitation of proxies?

We will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials. Our directors, officers and employees may solicit proxies or votes in person, by telephone, or by electronic communication. Such individuals will not receive any additional compensation for these solicitation activities.

Who is the Company’s transfer agent?

Our transfer agent is Broadridge. All communications concerning shareholder inquiries can be handled by contacting Recro Pharma, Inc. c/o Broadridge Corporate Issuer Solutions, Inc., PO Box 1342, Brentwood, NY 11717, by telephone at 1-800-733-1121, or by email at shareholder@broadridge.com. Their website is: http://www.broadridge.com. Certificates for transfer and address changes should be sent to: Broadridge Corporate Issuer Solutions, Inc., PO Box 1342, Brentwood, NY 11717.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company mailed the Notice on or about April 12, 2016 to its shareholders of record and beneficial owners as of the Record Date. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Where can I find directions to the Annual Meeting?

Directions to the Annual Meeting can be found in the Investor Relations section of our website at http://recropharma.com.

What is “householding”?

We abide by a procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials or Notice. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the proxy materials or Notice at the same address by contacting Broadridge Corporate Issuer Solutions, Inc. by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com. Shareholders who are receiving individual copies of such materials, and who would like to receive single copies at a shared address, may contact Broadridge Corporate Issuer Solutions, Inc. with this request by using the contact information provided above.

How can I request additional materials?

Shareholders may request additional copies of the proxy materials or Notice by contacting Broadridge Corporate Issuer Solutions, Inc. by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com.

Whom should I call if I have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact Donna Nichols, our Chief Accounting Officer, at:

Recro Pharma, Inc.

490 Lapp Road

Malvern, Pennsylvania 19355

(484) 395-2419

GOVERNANCE OF THE COMPANY

During 2015, our Board met 15 times. Each director attended at least 75% of the total of the Board meetings and the meetings of the Committees on which he or she served, except for Ms. Flynn, who attended slightly less than that percentage after joining the Board in the second half of 2015. Although we do not have a formal policy regarding attendance by members of our Board at our Annual Meeting, we encourage all of our directors to attend. All but one of our then serving directors attended our 2015 Annual Meeting of Shareholders.

Our Third Amended and Restated Bylaws, or Bylaws, provide that the number of members of our Board shall be fixed by the Board from time to time. Our Board is currently fixed at eight members and is divided into three classes with staggered three-year terms.

Our principal governance documents are our Second Amended and Restated Articles of Incorporation, or Articles, our Bylaws, our Code of Business Conduct and Ethics, or the Code of Conduct and the charters of the committees of the Board, or the Committees. Aspects of our governance documents are summarized below.

We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success. The documents are available in the “Investors—Corporate Governance” section of our website at www.recropharma.com.

Code of Business Conduct and Ethics

We have a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements.

Board Leadership Structure

The Board does not have a formal policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Ms. Henwood serving as our Chief Executive Officer and Mr. Weisman serving as Chairman of the Board.

Board Independence

Our Board has determined that all of our directors, except for Ms. Henwood, are independent directors, as defined under the rules of the NASDAQ Capital Market, or NASDAQ. In making such determination, the Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director.

Role of Board in Risk Oversight

The Board’s role in risk oversight is consistent with our leadership structure, with management having day-to-day responsibility for assessing and managing our risk exposure and the Board actively overseeing management of our risks—both at the Board and committee level. The risk oversight process includes receiving regular reports from Board Committees and our executive officers to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The Board focuses on the overall risks affecting us. Each committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility. For example:

•	The Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps management has taken to monitor and control such exposures.

•	The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

•	The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and the effectiveness of the Board.

While each Committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through Committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.

Committees

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. From time to time the Board may form ad hoc committees to address specific situations as they may arise. Each committee consists solely of independent directors. The membership and the functions of each Committee are described below.

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Alfred Altomari	C	M
William Ashton	M	C
Michael Berelowitz	M		C
Winston Churchill		M
Karen Flynn	M
Gerri Henwood
Abraham Ludomirski			M
Wayne Weisman			M

C = Chair

M = Member

Audit Committee

The Audit Committee assists the Board in fulfilling its fiduciary responsibility for oversight of (1) the integrity of our financial statements; (2) compliance with legal and regulatory requirements; (3) the qualifications, independence, and performance of our independent auditors; (4) the performance of our internal audit function; and (5) the effectiveness of the our financial risk management. The Audit Committee must approve all audit and non-audit services to be provided to us by our registered independent public accounting firm.

Among other things, the Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, overseeing, reviewing the performance of, assessing the independence of, and, where appropriate, terminating our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk assessment and risk management processes;

•	approving all related party transactions, based on the standards set forth in our Related Party Transactions Policy; and

•	preparing the Audit Committee report required by SEC rules.

The members of our Audit Committee are Mr. Altomari (chair), Mr. Ashton, Dr. Berelowitz and Ms. Flynn. All members of our Audit Committee are deemed “independent” and financially literate under the applicable rules and regulations of the SEC and NASDAQ. Mr. Altomari also qualifies as an “audit committee financial expert” within the meaning of SEC regulations. In 2015, the Audit Committee met 6 times.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs. Among other things, the Compensation Committee’s responsibilities include:

•	setting salary, bonus, stock options and other benefits for executive officers;

•	reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual incentive compensation plan for our chief executive officer and other executive officers, and evaluate the performance of the chief executive officer and other executive officers;

•	determining stock ownership guidelines for our executive officers and monitor compliance with such guidelines, if deemed advisable by our Board or the Committee;

•	overseeing risks and exposures associated with executive compensation plans and arrangements; and

•	overseeing and administering our cash and equity incentive plans.

Our Compensation Committee may delegate to one or more of our executive offices the power to grant options or other stock awards pursuant to such equity-based plan to employees who are not our directors or executive officers. Our Compensation Committee may also form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances.

The Compensation Committee has retained Radford, or Radford, an Aon Hewitt company, as its executive compensation consultant. Radford reports directly to the Compensation Committee. Radford provides various executive compensation services to the Compensation Committee, including advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relation to performance. Upon request by the Compensation Committee, a representative of Radford attends meetings of the Compensation Committee.

Radford provides no services to us other than its advice to the Compensation Committee on executive and director compensation matters. The Compensation Committee determined Radford to be independent under the NASDAQ and SEC regulations.

Our Chief Executive Officer annually reviews the performance of each of the other executive officers, including the other named executive officers. She then recommends annual merit salary adjustments and any changes in annual or long-term incentive opportunities for other executives. The Compensation Committee considers our Chief Executive Officer’s recommendations in addition to data and recommendations presented by Radford.

The members of our Compensation Committee are Mr. Altomari, Mr. Ashton (chair) and Mr. Churchill. The Board has determined that all Compensation Committee members are independent under the listing standards of

NASDAQ, and that they are “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, or the Code. In 2015, the Compensation Committee met 5 times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees the development and implementation of policies and procedures intended to assure that the Board is appropriately constituted and organized to meet its fiduciary obligations on an ongoing basis. Among other things, our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying and recommending individuals for election to our Board;

•	reviewing and making recommendations to our Board with respect to our Board committee structure;

•	assessing succession planning for leadership of the Company;

•	reviewing the adequacy of the Articles and Bylaws and recommending to the Board, as conditions dictate, amendments for consideration by the shareholders;

•	implementing policies with respect to risk oversight, assessment and management of risk associated with the independence of our Board; and

•	developing and recommending to our Board corporate governance principles.

The Nominating and Corporate Governance Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members. The Nominating and Corporate Governance Committee has identified certain criteria that it will consider in identifying director nominees. These criteria include:

•	personal integrity and ethical character;

•	capability to fairly and equally represent our shareholders;

•	demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or education endeavor;

•	sound business judgment demonstrating an ability to function effectively in an oversight role;

•	business understanding regarding major issues facing public companies of a size and operation similar to the Company; and

•	actual and potential conflicts of interest.

The Nominating and Corporate Governance Committee also considers the value of diversity on the Board in evaluating director nominees. Accordingly, the Nominating and Corporate Governance Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.

The members of our Nominating and Corporate Governance Committee are Dr. Berelowitz (chair), Dr. Ludomirski and Mr. Weisman. The Board has determined that all Nominating and Corporate Governance Committee members are independent under the listing standards of NASDAQ. In 2015, the Nominating and Corporate Governance Committee met 4 times.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee considers nominations by shareholders who recommend candidates for election to the Board. The Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders in the same manner as it evaluates other nominees. A shareholder seeking to recommend a prospective candidate for the Committee’s consideration may do so by writing to the Corporate Secretary, Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355. Recommendations submitted for consideration by the Committee in preparation for the 2017 Annual Meeting of Shareholders must be received no later than the close of business on December 13, 2016, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first made available to our shareholders in connection with the 2016 Annual Meeting. If we change the date of the 2017 Annual Meeting of Shareholders by more than 30 days from the anniversary of this year’s Annual Meeting, recommendations of director candidates must be received a reasonable time before we begin to print and mail the proxy materials for the 2017 Annual Meeting. Each notice of recommendation must contain the information required under our Bylaws, including: (a) the name and address of the shareholder; (b) the name and address of the person to be nominated; (c) a representation that the shareholder is a holder of our common stock and entitled to vote at the meeting; (d) a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate’s written, signed consent to serve if elected. The Nominating and Corporate Governance Committee will follow the process described above in considering nominees proposed by shareholders in accordance with the foregoing requirements.

Alternatively, as discussed under “Requirements for Submission of Shareholder Proposals for Next Year’s Annual Meeting,” shareholders intending to appear at the 2017 Annual Meeting of Shareholders in order to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Nominating and Corporate Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in our Bylaws, a copy of which is available upon request to the our Corporate Secretary.

Family Relationships

Ms. Myers, our Senior Vice President, Regulatory and Quality, is the sister of Ms. Henwood, our President, Chief Executive Officer and member of the Board. See Ms. Myers’ biography under “Executive Officers” for a summary of her extensive regulatory experience. Other than Ms. Myers, there are no family relationships among any of our directors or executive officers.

Communication with the Board

Shareholders and other interested parties may communicate with the Board by writing to the Corporate Secretary, Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355. Communications intended for a specific director or directors should be addressed to their attention to the Corporate Secretary at the address provided above. Communications received from shareholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

Compensation Committee and Interlocks on Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the Compensation Committee of any other company that has an executive officer serving as a member of the Board. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Mr. Churchill, a member of our Compensation Committee, is a director of the corporate general partner of the common general partner of SCP Vitalife Partners II, L.P. and SCP Vitalife Partners (Israel) II, L.P., collectively referred to herein as SCP Vitalife, and managing member of companies providing certain management services to them. SCP Vitalife provided substantially all of our funding prior to our initial public offering, or IPO. and currently hold more than 5% of our common stock. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for a description of our Investor Rights Agreement with SCP Vitalife.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described under “Certain Relationships and Related Party Transactions” in this Proxy Statement either were approved in compliance with this policy or occurred prior to the adoption of this policy.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Our shareholders will be asked to consider three nominees for election to our Board to serve as Class II directors, each for a three-year term until the 2019 annual meeting of shareholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of the three nominees for director, their current positions and offices, tenure as a director on our Board and their qualifications are set forth below.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee. The Board may then designate the other nominee to stand for election. If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

All of the nominees are current directors on our Board and, with the exception of Ms. Henwood, have been determined by our Board to be independent. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting. The Board approved the Committee’s recommendation at its meeting on March 2, 2016.

Nominees for Election to the Board of Directors

For a Three-Year Term Expiring at the

2019 Annual Meeting of Shareholders (Class II)

Name	Age	Present Position with Recro Pharma, Inc.
Dr. Abraham Ludomirski	64	Director
Karen Flynn	53	Director
Gerri Henwood	63	President, Chief Executive Officer and Director

Abraham Ludomirski, M.D. has been a director of the Company since 2008. He is also a director of the corporate general partner of the common general partner of SCP Vitalife, which collectively owns 33.6% of our outstanding stock as of April 1, 2016. Since 2007, Dr. Ludomirski has served as a managing member of SCP Vitalife Management Company, LLC and a director of SCP Vitalife Management Company (Israel), Ltd, both of which by contract provide certain management services to the common general partner of SCP Vitalife. Previously, he founded in 2002 the Vitalife Life Sciences funds to invest in Israeli medical device technologies, and is a managing director of the limited liability company providing management services to these funds. He is also the Chairman of the board of directors of POCARED Diagnostics, Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the boards of Sensible Medical Innovations Ltd., Trig Medical, Endospan Ltd., Vishay Intertechnology, Inc. and DIR Technologies. In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski’s work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies. Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN, and completed his fellowship at the University of Pennsylvania in maternal fetal medicine. As a long time director of our company, Dr. Ludomirski’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies and expertise in developing, financing and providing strong executive leadership to numerous growing life science companies contributed to our Board’s conclusion that he should serve as a director of our company.

Karen Flynn, has been a director of the Company since 2015. Ms. Flynn has served as Senior Vice President and Chief Commercial Officer of the Pharmaceutical Packaging Systems of West Pharmaceutical Services, Inc., or West, a manufacturer of packaging components and delivery systems for healthcare products, since January 2016. Prior to that, Ms. Flynn served as President of the Pharmaceutical Packaging Systems of West from October 2014 to January 2016. Prior to her appointment as President of the Pharmaceutical Packaging Systems, Ms. Flynn served as President, Americas Region, Pharmaceutical Packaging Systems at West, where she was responsible for the Americas regional business segment, including both the manufacturing and commercial aspects of the business. From 2000 to 2008, Ms. Flynn worked in the Sales Management department of Catalent (formerly known as a division of Cardinal Health), a drug development, delivery and supply partner for drugs, biologics and consumer health products, where she ultimately served as Vice President, Global Accounts. Prior to joining Catalent, Ms. Flynn spent 15 years at West, in roles spanning Quality, R&D, Technical Services and Sales. Ms. Flynn holds a B.S. in Pre-Professional Studies (Pre-Med) from The University of Notre Dame, an M.S. in Business Administration from Boston University, and an M.S. in Engineering from The University of Pennsylvania. She is a member of the Healthcare Businesswomen’s Association and the Forum of Executive Women, and she serves on the Downingtown STEM Academy Advisory Board. Ms. Flynn’s extensive experience in the pharmaceutical industry, including the manufacture and commercialization of pharmaceutical products, contributed to our Board’s conclusion that he should serve as a director of our company.

Gerri Henwood has served as our President and Chief Executive Officer and a director of the Company since our inception in 2008. From 2006 to 2013, Ms. Henwood served as the President of Malvern Consulting Group, Inc., or MCG, a pharmaceutical incubator and consulting firm. Ms. Henwood continues to spend a very small portion of her time engaged in the provision of consulting services for MCG to other companies, including companies that are engaged in the development and commercialization of other pharmaceutical products. From 1999 to 2006, Ms. Henwood was the President and Chief Executive Officer of Auxilium Pharmaceuticals, Inc., or Auxilium, a biopharmaceutical company she founded in late 1999. From 1985 to 1999, Ms. Henwood was the founder and Chief Executive Officer of IBAH, Inc., or IBAH, a contract research organization. IBAH reached a net revenue level of $150 million, as a NASDAQ traded company, before being acquired by Omnicare in 1998. Ms. Henwood began her career with Smith Kline & French, now part of GlaxoSmithKline plc, in the pharmaceutical management program. She rose through the ranks to be a brand manager, then the head of Regulatory and Medical Affairs for the U.S. business and then to the position of Group Director—Marketing in the International Pharmaceutical Division. Ms. Henwood currently serves on the board of directors of Tetraphase Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, a position she has held since May 2015, and two private companies, and she previously served on the board of directors of Alkermes, Inc. and its successor company, Alkermes, plc, a global biopharmaceutical company, from 2003 until March 2015. Ms. Henwood also serves on the compensation committee of the board of directors of Tetraphase Pharmaceuticals, Inc. Ms. Henwood holds a B.S. in Biology from Neumann University. As our founder and having served as a director since our inception, Ms. Henwood’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies, and expertise in developing, financing and providing strong executive leadership to numerous biopharmaceutical companies, as well as Ms. Henwood’s strong background in clinical and product development and substantial knowledge of the pharmaceutical industry, contributed to our Board’s conclusion that she should serve as a director of our company.

Recommendation of the Board

Our Board unanimously recommends shareholders vote “FOR” the election of Dr. Abraham Ludomirski, Karen Flynn and Gerri Henwood.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2017 Annual Meeting of Shareholders (Class III)

Name	Age	Present Position with Recro Pharma, Inc.
Alfred Altomari	57	Director
William L. Ashton	65	Director
Dr. Michael Berelowitz	71	Director

Alfred Altomari was elected to our Board in March 2014 upon the consummation of the our IPO. Mr. Altomari has served as President and Chief Executive Officer of Agile Therapeutics, or Agile, a specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products, since October 2010. Mr. Altomari is also a member of the board of directors of Agile and prior to being named President and Chief Executive Officer, he served as Agile’s Executive Chairman. From 2008 to September 2010, Mr. Altomari also served as a consultant. From 2003 to 2008, Mr. Altomari held multiple senior management positions, including Chief Commercial Officer, Chief Operating Officer, and Chief Executive Officer, at Barrier Therapeutics, Inc., a pharmaceutical company that developed and marketed dermatology products. In 2008, in his role as Chief Executive Officer and as a member of Barrier’s board of directors, Mr. Altomari completed the successful sale of Barrier to Stiefel Laboratories, which was subsequently acquired by GlaxoSmithKline plc. From 1982 to 2003, Mr. Altomari held numerous executive roles in general management, commercial operations, business development, product launch preparation, and finance with Johnson & Johnson. Mr. Altomari also serves on the board of directors of Insmed Incorporated. Mr. Altomari received an M.B.A. from Rider University and his B.S. from Drexel University. Mr. Altomari’s extensive experience in the pharmaceutical industry, including the development, commercialization and launch of numerous pharmaceutical products, contributed to our Board’s conclusion that he should serve as a director of our company.

William L. Ashton has been a director of the Company since 2009. Since the beginning of 2013, Mr. Ashton has been a principal at Harrison Consulting Group, Inc., a privately-held biopharmaceutical consulting firm. From August 2009 to June 2013, Mr. Ashton was the senior vice president of external affairs reporting to the president and an assistant professor at the University of the Sciences in Philadelphia, Pennsylvania. From August 2005 to August 2009, Mr. Ashton was the founding Dean of the Mayes College of Healthcare Business and Policy. Mr. Ashton has 29 years’ experience in the biopharmaceutical industry. From 1989 to 2005, Mr. Ashton held a number of positions at Amgen Inc., a biotechnology company, including vice president of U.S. sales and vice president of commercial and government affairs. Mr. Ashton currently serves on the boards of directors of Galena Biopharma, Inc. and Sucampo Pharmaceuticals, Inc. He is also a member of the board of directors of the National Osteoporosis Foundation and Friends of the National Library of Medicine at the National Institutes of Health. Mr. Ashton holds a B.S., Education, from the California University of Pennsylvania and an M.A., Education, from the University of Pittsburgh. Mr. Ashton’s extensive experience with pharmaceutical and biological products commercialization and reimbursement issues, his past advisory role during the early years of Auxilium, as well as his experience as a board member of privately-held companies and his scientific expertise contributed to our Board’s conclusion that he should serve as a director of our company.

Dr. Michael Berelowitz was elected to our Board in March 2014 upon the consummation of our IPO. Since 2011, Dr. Berelowitz has served as a biopharmaceutical consultant. From 2009 to 2011, Dr. Berelowitz was Senior Vice President and Head of Clinical Development and Medical Affairs in the Specialty Care Business Unit at Pfizer, Inc., a pharmaceutical company. From 1996 to 2009, he held various other roles at Pfizer, Inc., beginning as a Medical Director in the Diabetes Clinical Research team and then assuming positions of increasing responsibility. Prior to that, Dr. Berelowitz spent a number of years in academia. Dr. Berelowitz also serves on the board of directors of Oramed Pharmaceuticals Inc. Among his public activities, Dr. Berelowitz has served on the board of directors of the American Diabetes Association and the Clinical Initiatives Committee of the Endocrine Society, and has chaired the Task Force on Research of the New York State Council on Diabetes. He has also served on several editorial boards, including the Journal of Clinical Endocrinology and Metabolism and Endocrinology, Reviews in Endocrine and Metabolic Disorders and Clinical Diabetes. Dr. Berelowitz has authored and co-authored more than 100 peer-reviewed journal articles and book chapters in the areas of pituitary growth hormone regulation, diabetes and metabolic disorders. Dr. Berelowitz holds adjunct appointments as Professor of Medicine in the Divisions of Endocrinology and Metabolism at SUNY – StonyBrook and Mt. Sinai School of Medicine in New York. Dr. Berelowitz’s years of experience in management roles in the pharmaceuticals industry, as well as his vast skill and expertise in the fields of endocrinology and diabetes, contributed to our Board’s conclusion that he should serve as a director of our company.

Term Expiring at the

2018 Annual Meeting of Shareholders (Class I)

Name	Age	Present Position with Recro Pharma, Inc.
Winston J. Churchill	75	Director
Wayne B. Weisman	60	Chairman of the Board of Directors

Winston J. Churchill has been a director of the Company since 2008. Since 2007, Mr. Churchill has been a director of the corporate general partner of the common general partner of SCP Vitalife, which beneficially owns 33.6% of our outstanding stock as of April 1, 2016. He has also served as a managing member of SCP Vitalife Management Company, LLC, which by contract provides certain management services to the common general partner of SCP Vitalife. Mr. Churchill has also served since 1993 as the President of CIP Capital Management, Inc., the general partner of CIP Capital, L.P., an SBA-licensed private equity fund. Prior to that, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Griffin Land & Nurseries, Inc., Innovative Solutions and Support, Inc., Amkor Technology, Inc. and various SCP Vitalife portfolio companies. In addition, he serves as a director on the boards of a number of charities and as a trustee of educational institutions including the Gesu School and Scholar Academies and is a Trustee Fellow of Fordham University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System. He was awarded a B.S. in Physics, summa cum laude, from Fordham University followed by an M.A. in Economics from Oxford University, where he studied as a Rhodes Scholar, and a J.D. from Yale Law School. As a long time director of our company, Mr. Churchill’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies and expertise in developing, financing and providing strong executive leadership to numerous growing life science companies contributed to our Board’s conclusion that he should serve as a director of our company.

Wayne B. Weisman has been a director of the Company and the chairman of our Board since 2008. Since 2007, Mr. Weisman has been a director of the corporate general partner of the common general partner of SCP Vitalife, which beneficially owns 33.6% of our outstanding stock as of April 1, 2016. He has also served as a managing member of SCP Vitalife Management Company, LLC, which by contract provides certain management services to the common general partner of SCP Vitalife. He has also led the activities of SCP Private Equity Partners II, L.P., a venture capital fund of which he and Mr. Churchill are principals, in the life sciences area; these activities include investments in the United States and Israel. He has also led several other technology investments for SCP Private Equity Partners II, L.P. He has been a member of the investment committee of the Vitalife Life Sciences funds since their inception in 2002 and has worked closely with these funds since then. Mr. Weisman has been a member of the board of directors of CIP Capital L.P., a small business investment company licensed by the U.S. Small Business Administration since its inception in 1991. From 1992 to 1994, Mr. Weisman was executive vice president and member of the board of directors of a public drug delivery technology company. In addition, he also operated a management and financial advisory firm focusing on the reorganization and turnaround of troubled companies and began his career practicing reorganization law at a large Philadelphia law firm. Mr. Weisman possesses extensive experience in venture capital investing, particularly in the life sciences area. Mr. Weisman serves on the board of ReWalk Robotics Ltd. and on a number of private company boards including the boards of DIR Technologies, EndoSpan Ltd., Ivenix, LLC, and Echo360 Inc. He is the chairman of the boards of trustees of Young Scholars School, Young Scholars Frederick Douglass and Young Scholars Kenderton. He is also an advisory board member of the Philadelphia-Israel Chamber of Commerce and Mid-Atlantic Diamond Ventures, the venture forum of Temple University. Mr. Weisman holds a B.A. from the University of Pennsylvania, and a J.D. from the University of Michigan Law School. As a long time director of our company, Mr. Weisman’s extensive knowledge of our business and history, experience as a board member of multiple publicly-traded and privately-held companies and expertise in developing, financing and providing strong executive leadership to numerous growing life science companies contributed to our Board’s conclusion that he should serve as a director of our company.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE 2016 FISCAL YEAR

The Audit Committee of the Board has appointed and engaged KPMG LLP to serve as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the 2016 fiscal year, and to perform audit-related services. KPMG LLP has served as the Company’s independent registered public accounting firm since 2007.

Shareholders are hereby asked to ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

The Audit Committee is solely responsible for selecting our independent auditors. Although shareholder ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm is not required by law or our organizational documents, the Board has determined that it is desirable to seek shareholders ratification as a matter of good corporate governance in view of the critical role played by independent registered public accounting firms in maintaining the integrity of financial controls and reporting. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection and whether to engage an alternative independent registered public accounting firm.

Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Recommendation of the Board

Our Board unanimously recommends shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting process.

Management is primarily responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm for the fiscal year 2015, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles.

The Audit Committee and the chairman of the Audit Committee have met with management during fiscal year 2015 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with KPMG LLP. The Audit Committee also discussed with management and KPMG LLP the Company’s disclosure controls and procedures.

The Audit Committee has reviewed and discussed management’s assessment of the effectiveness of the Company’s internal controls and the audited consolidated financial statements for the year ended December 31, 2015 with the management. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, as amended, “Communication with Audit Committees.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by Public Company Accounting Oversight Board Auditing Standard No. 16, as amended, “Communication with Audit Committees,” and the Audit Committee has discussed with KPMG LLP their independence.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee
Alfred Altomari (Chairman)
William Ashton
Michael Berelowitz, M.D.
Karen Flynn

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-audit Fees

The following table presents fees for professional services rendered by KPMG LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2015 and December 31, 2014.

	Year Ended December 31,
	2015	2014
Audit Fees	$619,500	$240,000
Audit-Related Fees	260,730	282,500
Tax Fees	216,205	5,000
All Other Fees	—	—

Total	$1,096,435	$527,500

Audit Fees

For 2015 and 2014 audit services, KPMG LLP billed us approximately $619,500 and $240,000, respectively, for the audit of the Company’s financial statements and the review of the Company’s quarterly financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States), and in connection with statutory audits. The increase in such fees from 2014 to 2015 was primarily attributed to the expansion of our business following our acquisition from Alkermes, plc of the worldwide rights to injectable meloxicam and the contract manufacturing facility, royalty and formulation business in Gainesville, Georgia, now operating through our subsidiary, Recro Gainesville LLC.

Audit-Related Fees

Audit-related fees in 2015 and 2014 primarily consisted of fees for our Registration Statements on Form S-1, Form S-3 and Form S-8. For 2015 and 2014, audit-related fees billed to us by KPMG LLP totaled approximately $260,730 and $282,500, respectively.

Tax Fees

Tax fees relate to services provided for tax compliance and tax planning. For 2015 and 2014, KPMG billed us approximately $216,205 and $5,000 for such services.

Policy on Audit Committee Pre-approval

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee’s charter establishes a policy that all audit and permissible non-audit services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee. In its performance of these responsibilities, prior approval of certain non-audit services is not required if: (i) all such services involve no more than 5% of the revenues paid by the Company to the registered public accounting firm during the fiscal year; (ii) such services were not identified by the Company to be non-audit services at the time of the engagement, and (iii) such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit for such fiscal year.

All such audit and permissible non-audit services were pre-approved in accordance with this policy during the fiscal year ended December 31, 2015. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our independent registered public accounting firm. The responsibility to pre-approve audit and non-audit services may be delegated by the Audit Committee to one or more members of the Audit Committee; provided that any decisions made by such member or members must be presented to the full Audit Committee at its next scheduled meeting.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers as of the date of this Proxy Statement:

Name	Position	Age
Gerri Henwood	President, Chief Executive Officer and Director	63
Stewart McCallum, M.D.	Chief Medical Officer	50
Fred Graff	Chief Commercial Officer	66
Randall Mack	SVP, Development / Secretary	50
Diane Myers	SVP, Regulatory and Quality	52
Donna Nichols	Vice President, Chief Accounting Officer and Corporate Controller	60

Our executive officers are elected by the Board annually to hold office until their successors are elected and qualified. The biographical information for each of the executive officers is provided below.

Gerri Henwood – For biographical information for Gerri Henwood, see “Proposal No. 1 – Election of Class II Directors.”

Stewart McCallum, M.D. has served as our Chief Medical Officer since December 2015. From 2006 to 2015, Dr. McCallum worked at GSK (formerly GlaxoSmithKline plc), a research-based pharmaceutical and healthcare company, where he served in clinical director positions and ultimately as Clinical Director Academic and Sirtuin, Discovery Performance Units. During his time at GSK, Dr. McCallum successfully led high profile drug development programs across a wide variety of therapeutic areas including urology, oncology, gastrointestinal, dermatology, stem cell therapies, in vitro fertilization and women’s health. He was responsible for the planning, design and execution of comprehensive development plans incorporating medical, regulatory and commercial considerations. From 1998 to 2006, Dr. McCallum served as Assistant Professor Urology at Stanford University Medical Center. Dr. McCallum received his M.D. from the University of Toronto and his B.S. in Biochemistry from the University of Western Ontario. He completed a Clinical Fellowship in Microsurgery and Male Fertility at the Joan & Sanford I. Weill Medical College of Cornell University.

Fred Graff has served as our Chief Commercial Officer since February 2016. From 2015 to 2016, Mr. Graff served as Vice President, North American Sales for Fluidigm Corporation, a life science technology company. In 2013, Mr. Graff Founded Graff & Associates, a life science consulting firm, where he worked until 2015. Prior to founding Graff & Associates, Mr. Graff served as Vice President, Commercial Operations for MAP Pharmaceuticals, Inc. (subsequently acquired by Allergan, Inc.), or MAP, a biopharmaceutical company focused on treatments in neurology, from September 2011 to 2013, where he was instrumental in developing a joint commercial launch plan between MAP and Allergan that included product pricing, contract strategy, trade strategy, product positioning and messaging and sample policy. Prior to joining MAP, Mr. Graff served as Vice President, Sales for Vanda Pharmaceuticals, Inc., a biopharmaceutical company focused on central nervous system disorders, from 2008 to 2010. Previously, Mr. Graff served as the Senior Vice President of Sales of Sepracor, Inc. (subsequently Sunovion Pharmaceuticals, Inc.), a biopharmaceutical company focused on the treatment of central nervous system and respiratory disorders, from 1997 to 2007. He holds a B.A. in Political Science from the University of Arizona.

Randall Mack has served as our Senior Vice President, Development and Secretary since 2008. From 2008 to 2014, Mr. Mack served as Executive Vice President, Development for MCG, a pharmaceutical incubator and consulting firm. Mr. Mack continues to spend a small portion of his time engaged in the provision of consulting services for MCG to other companies, including companies that are engaged in the development and commercialization of other pharmaceutical products. From 2005 to 2008, Mr. Mack served as Vice President, Project Management and Operations at Adolor Corporation where he oversaw the development programs in the areas of opioid-induced bowel dysfunction and pain management. For more than 15 years, he also held positions of increasing responsibilities at Auxilium, Abbott Laboratories and Harris Laboratories. In these positions he was responsible for the conduct of over 400 clinical trials and the filing of 20 INDs and 4 NDAs. During his career he has authored more than 75 scientific articles, book chapters, abstracts and poster presentations in the areas of gastroenterology, urology, neuroscience and psychiatric disorders. Mr. Mack holds a B.S. in Biology and Chemistry from the University of Nebraska-Lincoln.

Diane Myers has served as our Senior Vice President, Regulatory and Quality since 2008. From 2008 to 2014, Ms. Myers served as Senior Vice President of Regulatory Affairs and Quality Assurance for MCG, a pharmaceutical incubator and consulting firm. Ms. Myers continues to spend a small portion of her time engaged in the provision of consulting services for MCG to other companies, including companies that are engaged in the development and commercialization of other pharmaceutical products. From 2000 to 2008, Ms. Myers served as Vice President of Regulatory Affairs and Quality at Auxilium. In addition, for more than 15 years she held positions of increasing responsibility at GlaxoSmithKline plc in the Quality Control and Quality Assurance groups within the Biopharmaceutical Research and Development Division. Ms. Myers holds a B.S. in Biology from Neumann University. Ms. Myers is Ms. Henwood’s sister.

Donna M. Nichols has served as our Chief Accounting Officer and Corporate Controller beginning in 2009. She was promoted to Vice President, Corporate Controller in April 2015 and continues to function as our principal accounting officer. Since the departure of our Chief Financial Officer in October 2015, Ms. Nichols has performed the duties of our Chief Financial Officer on an interim basis. From March 2009 to March 2015, Ms. Nichols was an employee of MCG, a pharmaceutical incubator and consulting firm. From 2004 to 2009, she served as Director of Accounting at Auxilium, and from 1996 to 2003, as Director of Financial Reporting at Adolor Corporation. In such prior roles, Ms. Nichols was responsible for the companies’ SEC financial reporting. Ms. Nichols holds a B.S. from Rider University and is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 1, 2016 by (a) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each named executive officer identified in the Summary Compensation Table below, (c) each director and nominee for director, and (d) all executive officers and directors as a group.

The percentage of Common Stock outstanding is based on 9,318,255 shares of our Common Stock outstanding as of April 1, 2016. For purposes of the table below, and in accordance with the rules of the SEC, we deem shares of Common Stock subject to options that are currently exercisable or exercisable within sixty days of April 1, 2016 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, each of the persons or entities in this table has sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise noted below, the street address of each beneficial owner is c/o Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% or Greater Shareholders
SCP Vitalife Partners II, L.P.(1) 1200 Liberty Ridge Drive Suite 300 Wayne, PA 19087	2,349,061	25.2%
Broadfin Capital, LLC(2) 300 Park Avenue New York, NY 10022	2,060,086	22.1%
SCP Vitalife Partners (Israel) II, L.P.(1) 32B Habarzel St. Ramat Hachayal Tel Aviv 69710 Israel	784,894	8.4%
Cormorant Asset Management, LLC(3) 100 High Street Boston, MA 02110	700,000	7.5%
Tourbillon Capital Partners, L.P.(4) 444 Madison Avenue, 26th Floor New York, NY 10022	646,552	6.9%

Named Executive Officers and Directors
Gerri Henwood(5)	323,602	3.4%
Randall Mack(6)	89,453	*
Stewart McCallum, M.D.(7)	12,875	*
Alfred Altomari(8)	35,333	*
William L. Ashton(9)	47,333	*
Michael Berelowitz(10)	35,333	*
Winston J. Churchill(11)(12)	3,169,288	33.9%
Abraham Ludomirski(13)	3,169,288	33.9%
Wayne Weisman(14)	3,169,288	33.9%
Karen Flynn	—	*
All executive officers and directors as a group (13 persons)(15)	3,906,545	39.3. %

*	Less than 1%.

(1)	Based upon information set forth in the Schedule 13D filed on March 21, 2014 and information set forth in Form 4’s filed on November 25, 2015, November 30, 2015 and December 1, 2016 by SCP Vitalife Partners II, L.P., or SCP Vitalife Partners, SCP Vitalife Partners (Israel) II, L.P., or SCP Vitalife Israel, SCP Vitalife II Associates, L.P., or SCP Vitalife Associates, SCP Vitalife II GP, LTD (SCP Vitalife GP), Winston J. Churchill, Jeffrey Dykan, Abraham Ludomirski, and Wayne B. Weisman. SCP Vitalife Partners beneficially owns 2,349,061 shares of common stock and SCP Vitalife Israel beneficially owns 784,894 shares of common stock. As the general partner of SCP Vitalife Partners and SCP Vitalife Israel, SCP Vitalife Associates may be deemed to beneficially own 3,133,955 shares of common stock. As the general partner of SCP Vitalife Associates, SCP Vitalife GP may be deemed to beneficially own 3,133,955 shares of common stock. As directors of SCP Vitalife GP, Messrs. Churchill, Dykan and Weisman and Dr. Ludomirski may be deemed to beneficially own 3,133,955 shares of common stock. SCP Vitalife Partners shares dispositive and voting power with respect to the 2,349,061 shares of common stock owned. SCP Vitalife Israel shares dispositive and voting power with respect to the 784,894 shares of common stock owned. SCP Vitalife Associates, SCP Vitalife GP, Messrs. Churchill, Dykan and Weisman and Dr. Ludomirski have shared dispositive and voting power with respect to the aggregate 3,133,955 shares of common stock owned by SCP Vitalife Partners and SCP Vitalife Israel.
(2)	Based upon information set forth in the Schedule 13D filed on July 15, 2015 by Broadfin Capital, LLC, or Broadfin, Broadfin Healthcare Master Fund, Ltd., or Master Fund, and Kevin Kotler. Broadfin, Master Fund and Mr. Kotler have shared voting and dispositive power over 2,060,086 shares of common stock. Broadfin and Mr. Kotler each disclaim beneficial ownership of the share reported herein except to the extent of its or his pecuniary interest therein.
(3)	Based upon information set forth in the Schedule 13G/A filed on February 17, 2015 by Cormorant Global Healthcare Master Fund, LP, or Cormorant, Cormorant Global Healthcare GP, LLC, or General Partner, Cormorant Asset Management, LLC, or Investment Manager and Bihua Chen. Cormorant Global Healthcare GP, LLC serves as the general partner and Cormorant Asset Management, LLC serves as the investment manager of Cormorant. Ms. Chen serves as the managing member of General Partner and Investment Manager. Cormorant, General Partner, Investment Manager and Ms. Chen share voting and dispositive power over all shares. Cormorant, General Partner, Investment Manager and Ms. Chen each disclaim beneficial ownership of the shares reported herein except to the extent of its or her pecuniary interest therein.
(4)	Based upon information set forth in the Schedule 13G filed on July 17, 2015 by Tourbillon Capital Partners, L.P., or Tourbillon, and Jason H. Karp. Mr. Karp serves as the Chief Executive Officer of Tourbillon. Tourbillon and Mr. Karp share voting and dispositive power over 646,552 shares of common stock.
(5)	Ms. Henwood holds 104,500 shares of our common stock and stock options to purchase 169,102 shares of our common stock that may be exercised within 60 days of April 1, 2016. Ms. Henwood’s husband, Thomas Henwood, holds 50,000 shares of our common stock. As spouses, Mr. and Ms. Henwood may be deemed to beneficially own the shares of our common stock that are held by the other spouse. Mr. and Ms. Henwood disclaim beneficial ownership of the shares of our common stock that are held by the other spouse
(6)	Mr. Mack holds stock options to purchase 89,453 shares of our common stock that may be exercised within 60 days of April 1, 2016.
(7)	Dr. McCallum holds stock options to purchase 12,875 shares of our common stock that may be exercised within 60 days of April 1, 2016. These options were not granted pursuant to any of our equity compensation plans and were granted as an inducement grant pursuant to NASDAQ listing rule 5635(c)(4).
(8)	Mr. Altomari holds stock options to purchase 35,333 shares of our common stock that may be exercised within 60 days of April 1, 2016.
(9)	Mr. Ashton holds exercisable stock options to purchase 47,333 shares of our common stock that may be exercised within 60 days of April 1, 2016.
(10)	Dr. Berelowitz holds stock options to purchase 35,333 shares of our common stock that may be exercised within 60 days of April 1, 2016.
(11)	Mr. Churchill holds stock options to purchase 35,333 shares of our common stock that may be exercised within 60 days of April 1, 2016. Mr. Churchill has shared voting and investment power with respect to 3,133,955 shares of our common stock that are held by SCP Vitalife, of which he is a partner.

(12)	Mr. Churchill disclaims beneficial ownership of 50,000 shares of our common stock that are held by the Churchill Trust for the benefit of his son and stock options to purchase 33,200 shares of our common stock held by his son.
(13)	Dr. Ludomirski holds stock options to purchase 35,333 shares of our common stock that may be exercised within 60 days of April 1, 2016. Dr. Ludomirski has shared voting and investment power with respect to 3,133,955 shares of our common stock that are held by SCP Vitalife, of which he is a partner.
(14)	Mr. Weisman holds stock options to purchase 35,333 shares of our common stock that may be exercised within 60 days of April 1, 2016. Mr. Weisman has shared voting and investment power with respect to 3,133,955 shares of our common stock that are held by SCP Vitalife, of which he is a partner.
(15)	Includes stock options to purchase 616,890 shares of our common stock that may be exercised within 60 days of April 1, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2015, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Private Placement

On July 7, 2015, we closed a private placement with certain accredited investors, including Broadfin, which held more than 5% of our common stock at the time of the transaction. As part of the private placement, the Company sold 646,553 shares of common stock at a price per share of $11.60 to Broadfin and its affiliates for proceeds of $7.5 million. The Company sold an aggregate of 1,379,311 shares of common stock at a price per share of $11.60 in the private placement for net proceeds of $14.8 million.

Relationship with Malvern Consulting Group, Inc.

Ms. Henwood, our President and Chief Executive Officer, owns a majority of the stock of MCG, a pharmaceutical incubator and consulting firm. During 2015, certain of our executive officers, Ms. Henwood, Mr. Mack, Ms. Myers, who is also Ms. Henwood’s sister, and Ms. Nichols were also employed by MCG. Following the termination from such employment of Ms. Nichols, Mr. Mack and Ms. Myers in March, September and October of 2015, respectively, Ms. Henwood, Mr. Mack and Ms. Myers provide minimal consulting services from time to time to MCG. Thomas F. Henwood, Ms. Henwood’s husband, who is also a shareholder of our company, is a consultant for, and a shareholder of, MCG. In addition, Matthew Henwood, Ms. Henwood’s son, is the President of, and a shareholder of, MCG. Certain other employees of MCG are immediate family members of Ms. Henwood, including Christopher Sharr, Ms. Henwood’s brother, and Suzanne Sharr, Ms. Henwood’s sister-in-law.

We are party to a Master Consulting Services Agreement with MCG. Pursuant to the agreement, MCG provides us with certain consulting services for a fee based upon hourly rates previously approved by our Audit Committee. The agreement will continue until terminated by either us or MCG upon: (1) 30 days written notice to the other party; (2) the material breach of the agreement or any work order, if the breach remains uncured for 30 days after written notice is delivered to the breaching party; or (3) the other party ceasing to actively conduct its business, admitting in writing its inability to pay debts as they become due, instituting proceedings for voluntary bankruptcy or otherwise being adjudicated to be bankrupt or insolvent. Under the agreement, each party has agreed to maintain the confidentiality of the other party’s confidential information. During the term of the agreement, and for a period of one year thereafter, we and MCG have agreed not to recruit, solicit, employ or utilize the employees of the other party, unless otherwise agreed to in writing. In consideration for such services, we have recorded $465,000 for the fiscal year ended December 31, 2015. A portion of these amounts are used to pay a portion of the respective salaries of MCG employees that, as described above, include several immediate family members of Ms. Henwood.

In January 2012, we entered into an Office Services Agreement with MCG for the lease of an aggregate of 1,600 square feet of office and lab space located at 490 Lapp Road, Malvern, Pa 19355 which increased to approximately 3,800 square feet upon the consummation of our IPO. In January 2016, we increased our leased space to 8,458 square feet due to increased headcount. The agreement provides for the lease of lab space that contains a dedicated lab with bench and cabinet space, biosafety cabinet, scales, formulation and mixing equipment and a refrigerator. We also have available IT services and general office support. Pursuant to the Office Services Agreement, we paid MCG $114,000 for the fiscal year ended December 31, 2015.

Investor Rights Agreement

We entered into an Investor Rights Agreement in September 2008 with SCP Vitalife, venture capital funds that provided substantially all of our funding prior to our IPO and currently hold more than 5% of our common stock.

This agreement provides for certain rights relating to the registration of their shares of common stock, certain rights relating to the purchase of future securities sold by us and certain additional covenants made by us. Except for the registration rights (including the related provisions pursuant to which we have agreed to indemnify the parties to the Investor Rights Agreement), all rights under this agreement terminated upon completion of our IPO. The registration rights continued following the consummation of our IPO and will terminate on the third anniversary of our IPO, or for any particular holder with registration rights when all securities held by that shareholder may be sold pursuant to Rule 144 under the Securities Act during any 90-day period.

Ms. Henwood was a venture partner in SCP Vitalife Partners II, L.P. until April 2013; however, she maintains a financial interest in the fund by virtue of her prior investments. In addition, each of Mr. Churchill, Dr. Ludomirski and Mr. Weisman, members of our Board, are directors of the corporate general partner of the common general partner of SCP Vitalife Partners II, L.P. and SCP Vitalife Partners (Israel) II, L.P., and managing members of companies providing certain management services to them. All of the shares of our Series A Convertible Preferred Stock and 8% Convertible Promissory Notes issued to SCP Vitalife were converted to shares of our common stock upon consummation of the IPO.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Company’s records and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to the 2015 fiscal year.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers named in the “Summary Compensation Table” below. In 2015, our named executive officers were Gerri Henwood, our President and Chief Executive Officer; Stewart McCallum, our Chief Medical Officer; and Randall Mack, our Senior Vice President, Development, and Secretary.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the fiscal years ended December 31, 2015 and December 31, 2014:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Gerri Henwood	2015	447,301	(3)	286,980		—		1,140,399		—	—	48,342	1,923,022
President and Chief Executive Officer	2014	285,375	(3)	205,000		—		993,840		—	—	23,645	1,507,860
Stewart McCallum	2015	33,077		75,000	(5)	—		635,510	(6)	—	—	—	743,587
Chief Medical Officer(4)	2014	—		—		—		—		—	—	—	—
Randall Mack	2015	310,133		135,786		102,602	(7)	112,000		—	—	24,626	685,147
Senior Vice President, Development	2014	192,000		63,200		—		287,760		—	—	17,551	560,511

(1)	Reflects the grant date fair value determined in accordance with the Financial Accounting Standards Board Accounting Standards, Codification Topic 718, Compensation — Stock Compensation, or ASC 718. The assumptions made in these valuations are included in Note 14 of the Notes to the Annual Financial Statements included in our Annual Report on Form 10-K.
(2)	Amounts shown represent payments made for medical, dental, life and disability premiums.
(3)	Although we are party to a consulting agreement with MCG, pursuant to which MCG provides certain consulting services to us, no payments to MCG by us have been used to pay Ms. Henwood any compensation.
(4)	Dr. McCallum’s employment as Chief Medical Officer began on December 1, 2015.
(5)	Reflects the amount of Dr. McCallum’s employment signing bonus.
(6)	On December 1, 2015, the Board granted an option to purchase 103,000 shares of our common stock, or the Inducement Grant to Dr. McCallum, upon his appointment as our Chief Medical Officer. The Inducement Grant was granted outside of the Amended and Restated Equity Incentive Plan and without shareholder approval pursuant to NASDAQ Listing Rule 5635(c)(4) and is subject to the terms and conditions of the Award Agreement for Inducement Awards between Dr. McCallum and us.
(7)	Reflects performance-based restricted stock units, or RSUs.

Outstanding Equity Awards at Fiscal End-Year

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2015.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Gerri Henwood	26,250	33,750	(1)	—	$8.00	3/12/2024	—	—	—		—
	16,664	23,336	(1)	—	$7.00	4/8/2024	—	—	—		—
	30,876	92,624	(2)	—	$2.47	12/17/2024	—	—	—		—
	49,055	74,445	(3)	—	$2.47	12/17/2024	—	—	—		—
	—	105,300	(1)	—	$8.41	12/16/2025	—	—	—		—
	—	105,300	(4)	—	$8.41	12/16/2025	—	—	—		—
Stewart McCallum	—	103,000	(5)	—	$9.29	12/1/2025	—	—	—		—
Randall Mack	50,000	—		—	$6.00	12/8/2018	—	—	—		—
	8,750	11,250	(1)	—	$8.00	3/12/2024	—	—	—		—
	8,332	11,668	(1)	—	$7.00	4/8/2024	—	—	—		—
	4,750	14,250	(1)		$2.47	12/17/2024
	7,545	11,455	(3)	—	$2.47	12/17/2024	—	—	—		—
	—	20,000	(1)	—	$8.41	12/16/2025	—	—	—		—
	—	—		—	—	—	—	—	12,200	(6)	102,602	(7)

(1)	The stock option vests in equal monthly installments over 48 months, beginning on the date that is one month from the date of grant, subject to continued employment with us.
(2)	On June 24, 2015, 15,437 shares subject to such options vested upon receipt of shareholder approval, and the remainder vests in equal monthly installments until December 17, 2018.
(3)	On July 25, 2015, 30% of the shares subject to such option vested upon the satisfaction of certain performance conditions, and the remainder vests in equal monthly installments over the three year period thereafter.
(4)	Reflects performance-based options which vest upon the achievement of certain development milestones and financial performance targets.
(5)	The stock option vests in equal monthly installments over 48 months, beginning on the date that is one month from the date of grant, subject to continued employment with us. The stock option is an inducement grant under NASDAQ listing rule 5635(c)(4).
(6)	Represent performance-based RSUs issuable upon achievement of certain development milestones.
(7)	This value was calculated using the closing price of our common stock on December 16, 2015, the grant date for the RSUs ($8.41).

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

The employment agreements provide for initial annual base salaries for each of our named executive officers. Pursuant to the employment agreements, our named executive officers received the following initial base salaries: $320,000 for Ms. Henwood, $430,000 for Dr. McCallum, and $240,000 for Mr. Mack. Such salaries have been reviewed and adjusted from time to time, in the discretion of our president and our Board with respect to our named executive officers, and in the discretion of our Board with respect to our president. In December 2015, the Board approved the following base salaries for our named executive officers: $515,000 for Ms. Henwood, $430,000 for Dr. McCallum, and $339,465 for Mr. Mack. In addition to base salaries, the employment agreements provide that each of our named executive officers is eligible to participate in our company’s incentive bonus program. Our Board and our Compensation Committee consider a cash bonus opportunity for our named executive officers with respect to services to our company. The Board and the Compensation Committee consider potential target cash bonuses to Ms. Henwood, Dr. McCallum, and Mr. Mack,, up to a maximum of 60%, 40%, and 35%, respectively, of such respective named executive officer’s base salary dependent upon performance factors.

Each of the employment agreements is for an initial term of one year and automatically renews for one year periods, unless terminated by either party by delivery of 30 days written notice to the other party. Pursuant to each of the employment agreements, if we terminate one of our named executive officer’s employment without cause (as defined below) or such named executive officer resigns for certain reasons described below within 12 months of a change of control (as defined below), such named executive officer will be entitled to continue to receive such executive officer’s base salary and health insurance benefits, at our expense, for a period of 12 months following the date of termination; with regard to Dr. McCallum, he would also be entitled to receive his base salary, any accrued but unused vacation and paid time off, any earned but unpaid bonus, reimbursement of any proper business expenses as of the date of termination (referred to as the Accrued Benefits), his pro-rata annual bonus as of the date of termination and outplacement services for a period of 12 months following the date of termination, which shall not exceed $25,000. If a named executive officer’s employment is terminated as a result of such named executive officer’s death, such named executive officer’s estate will be entitled to continue to receive such executive’s base salary for a period of 12 months following the date of termination; with regard to Dr. McCallum, he would be entitled to receive the Accrued Benefits, his base salary and health insurance benefits, at our expense, for a period of 6 months following the date of termination, and his pro-rated annual bonus as of the date of termination. In addition, if the severance and other benefits provided in a named executive officer’s employment agreement or otherwise payable to a named executive officer would be subject to excise tax under Section 280(G) of the Code, then the named executive officer’s severance benefits will be either delivered in full or delivered as to such lesser extent that would result in no portion of the severance benefits being subject to such excise tax, whichever results in the receipt by the named executive officer on an after-tax basis of the greatest portion of such total severance and other benefits.

For purposes of the employment agreements, “cause” generally means an named executive officer’s (1) commission of an act of fraud or dishonesty against us; (2) failure to substantially perform his or her duties or material violation of the employment agreement, which failure or violation continues for 30 days or more following written notice to such named executive officer; (3) loss of any permit, license, accreditation or other authorization necessary for such named executive officer to perform his or her duties; (4) conviction of a felony or a plea of “no contest” to a felony; or (5) conduct that is likely, in the judgment of our Board, to materially adversely affect our reputation; with regard to Dr. McCallum, his employment agreement requires his conduct under item (2) above to be willful, and for his conduct to continue for five days or more following written notice by us of the conduct under item (5) above.

For purposes of the employment agreements, a “change of control” shall be deemed to have occurred upon the happening of any of the following events: (1) the consummation by us of a plan of dissolution or liquidation; (2) the consummation of the sale or disposition of all or substantially all of our assets ; (3) the consummation by us of a merger, consolidation or other shareholder-approved fundamental business transaction in which we are a participant with another entity where our shareholders, immediately prior to the referenced transaction, will not beneficially own, immediately after the referenced transaction, shares or other equity interests entitling such shareholders to more than 50% of all votes to which all equity holders of the surviving entity would be entitled in the election of directors; (4) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), (other than (A) we or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by us or any of its subsidiaries or (B) any person who, on the date the Plan is effective, is the beneficial owner of our outstanding securities), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of our outstanding shares of the

Common Stock; or (5) the first day after the date hereof when directors are elected such that a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period. A named executive officer will receive the payments and benefits described above if they terminate within 12 months of a change of control and during such twelve month period we and/or our successor: (1) materially and adversely changes such named executive officer’s status, responsibilities or perquisites or (2) require such officer to be principally based at any office or location more than 50 miles from such named executive officer’s principal office prior to the change of control; with regard to Dr. McCallum, his payments and benefits would also be triggered upon a change of control and a reductions in his base salary or target cash bonus.

Director Compensation

Fiscal Year Ended December 31, 2015

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Alfred Altomari	42,500		56,000	98,500
William L. Ashton	42,500		56,000	98,500
Michael Berelowitz	35,000		56,000	91,000
Winston Churchill	27,500	(2)	56,000	83,500
Karen Flynn	6,875		240,200	247,075
Abraham Ludomirski	23,500	(2)	56,000	79,500
Wayne B. Weisman	43,500	(2)	56,000	99,500

(1)    Reflects the grant date fair value determined in accordance with ASC 718. The assumptions made in these valuations are included in Note 14 of the Notes to the Annual Financial Statements included in our Annual Report on Form 10-K.

(2)    The following fees that were earned by each of Mr. Churchill, Dr. Ludomirski, and Mr. Weisman, $27,500, $23,500, and $43,500, respectively, were paid to SCP Vitalife Partners II, L.P. pursuant to the partnership agreement between such partnership and Mr. Churchill, Dr. Ludomirski and Mr. Weisman.

Our directors receive annual cash retainers and annual grants of stock option awards. Each non-employee director receives a grant of 20,000 stock options upon appointment to our Board and an annual grant of 10,000 stock options. In December 2015, the Board approved changes to the our director cash compensation policy. Under the revised director cash compensation policy, each non-employee director receives the following:

Position	Retainer
Board Member	$40,000
Chairman of the Board	$25,000
Audit Committee Member	$10,000
Audit Committee Chair	$20,000
Compensation Committee Member	$7,500
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Member	$5,000
Nominating and Corporate Governance Committee Chair	$7,500

REQUIREMENTS FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2017 Annual Meeting of Shareholders, our Corporate Secretary must receive the proposal no later than the close of business on December 13, 2016, which is the 120th day prior to the first anniversary of the date on which this Proxy Statement was first made available to our shareholders in connection with the 2016 Annual Meeting. If we change the date of the 2017 Annual Meeting of Shareholders by more than 30 days from the anniversary of this year’s annual meeting, shareholder proposals must be received a reasonable time before we begin to make available the proxy materials for the 2017 Annual Meeting in order to be considered for inclusion in our Proxy Statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355. Proposals must contain the information required under our Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Company sponsored proxy materials.

Alternatively, shareholders intending to present a proposal or nominate a director for election at next year’s Annual Meeting without having the proposal or nomination included in our Proxy Statement must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 150th day, and no later than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for our 2017 Annual Meeting of Shareholders, our Corporate Secretary must receive the proposal or nomination no earlier than December 25, 2016 and no later than the close of business on January 24, 2017. The proposal or nomination must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the shareholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

Recro pharma C/O Broadridge P.O. Box 1342 Brentwood, NY 11717 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following three directors to serve as Class nominee(s) on the line below. II directors: 0 0 0 1. Election of Directors Nominees 01 Dr. Abraham Ludomirski 02 Karen Flynn 03 Gerri Henwood The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2 Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 0 0 0 fiscal year. NOTE: Such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000287203_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . RECRO PHARMA, INC. 2016 Annual Meeting of Shareholders May 24, 2016—9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Gerri Henwood and Donna Nichols, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RECRO PHARMA, INC. that the undersigned is entitled to vote at the 2016 Annual Meeting of shareholders to be held at 09:00 AM, EDT, on May 24, 2016 at the offices of Hogan Lovells US LLP, located at 1835 Market Street, 29th Floor, Philadelphia, PA 19103, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000287203_2 R1.0.1.25